Exhibit 10.6

[Calpine Letterhead]

August 7, 2019

Charles Gates

Re: Bonus Payment

Dear Mr. Gates:
We refer to that certain Class B Interest Award Agreements, effective March 8, 2018 and August 29, 2018, between CPN Management, LP, a Delaware limited partnership (“CPN”) and you, as amended, (together the “2018 Agreements”) and that certain Class B Interest Award Agreement, effective June 28, 2019 between CPN and you (the “2019 Agreement”). This letter agreement (the “Agreement”) memorializes our agreement to pay you a cash bonus (the “Bonus”) on each Payment Date in the amount and circumstances set forth herein.
The amount of the Bonus payable on each Payment Date shall be the excess, if any, of
(A) the amount that would have been payable on the Payment Date under the 2018 Agreements had your 2018 Interest been an interest of 0.30% over
(B) the amount actually payable under the 2018 Agreements and the 2019 Agreement, in the aggregate, on the Payment Date.
For purposes of this Agreement, the terms used herein shall have the meanings specified below:
(a) “2018 Interest” means the Total Class B Interest awarded to you under the 2018 Agreements, as amended;
(b) “Payment Date” is the date on which any payment is paid to you in respect of your 2018 Interest;
If the foregoing correctly conforms to your understanding of the agreement between you and CPN, please sign and date the enclosed copy of this Agreement and return it to me on or before August 8, 2019.

Very truly yours,

/s/ HETHER BENJAMIN BROWN
Hether Benjamin Brown SVP, Chief Administrative Officer

/s/ CHARLIE GATES
Charlie Gates EVP - Power Operations